DNB Financial Corporation


                                  NEWS RELEASE
For further information, please contact:
Bruce Moroney
CFO/ Senior Vice President
610-873-5253                                               FOR IMMEDIATE RELEASE


                            DNB Financial Corporation
                     Reports Earnings for the First Quarter

(April 24, 2003 -- Downingtown, PA) DNB Financial Corporation, parent of the Downingtown National Bank, today reported a profit of $492,084 or $0.26 per share, for the first quarter of 2003. This compares to a profit of $608,044, or $0.32 per share, for the first quarter of 2002. All per share amounts are presented on a diluted basis and have been restated to reflect the 5% stock dividend paid on December 27, 2002. Return on average equity and assets for the first quarter of 2003 were 7.63% and 0.51%, compared to 9.72% and 0.65% for the same period in 2002.

Commenting on earnings, Henry F. Thorne, President and Chief Executive Officer of Downingtown National Bank stated: "Earnings for the quarter were severely impacted by historically high prepayment speeds on mortgage backed securities as the refinancing index spiked during the last two quarters, despite little movement in the ten year treasury rate. Although I am disappointed that earnings are down for the quarter, I am encouraged that our core business remains strong in this weak economic climate."

The Bank's total assets were $399.7 million at March 31, 2003, up 6.2% from a year ago. Total deposits and borrowings were $372.4 million, up 6.3% from March 31, 2002. Total loans at March 31, 2003 were $179.5 million, down 1.5% compared to the same period last year. At March 31, 2003, stockholders' equity totaled $26.0 million.

Certain statements in this report, including any which are not statements of historical fact, may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.
Without limiting the foregoing, the words "expect", "anticipate", "plan", "believe", "seek", "estimate", "predict", "internal" and similar words are intended to identify expressions that may be forward-looking statements. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those contemplated by such statements. Many of these factors are beyond DNB's ability to control or predict. Readers of this report are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation is a bank holding company whose bank subsidiary, Downingtown National Bank, is a commercial bank and a member of the FDIC. The Bank, headquartered in Downingtown, Chester County, Pennsylvania, has nine (9) full service offices. Through DNB Advisors, Downingtown National Bank provides wealth management and trust services to individuals and businesses throughout Chester County. The Bank and its subsidiary, DNB Financial Services, Inc., make available certain nondepository products and services, such as securities brokerage, mutual funds, life insurance and annuities. Customers may also visit us on our website at http://www.dnb4you.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnb4you.com.